UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ZALE CORPORATION
(Name of Registrant as Specified in its Charter)

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On May 20, 2014, Zale Corporation issued a press release.  A copy of such press release is set forth below.

ZALE CORPORATION SETS THE RECORD STRAIGHT REGARDING THE SIGNET TRANSACTION

DALLAS—May 20, 2014—Zale Corporation (“Zale” or the “Company”) (NYSE: ZLC) today sent the following letter to TIG Advisors, LLC (“TIG”) responding to the numerous inaccuracies and misrepresentations put forth by TIG with respect to the proposed transaction with Signet Jewelers Limited (“Signet”), under which Zale stockholders will receive $21.00 cash per share consideration.

The full text of the letter from Terry Burman, Chairman of the Zale Board of Directors, on behalf of the Zale Board of Directors, to Drew Figdor, Portfolio Manager at TIG, follows:

May 20, 2014

Dear Mr. Figdor:

On behalf of Zale Corporation (“Zale” or the “Company”) and its Board of Directors, I am writing in response to the presentations and letters you have issued regarding the Company’s pending transaction with Signet Jewelers Limited (“Signet”).

We welcome your viewpoints and opinions, as we do with all other Zale stockholders; however, our Board believes that the Signet transaction, which was the outcome of a thorough and comprehensive process and extensive negotiations with Signet, is in the best interests of the Company’s stockholders as it provides a substantial premium, certain and immediate liquidity and compelling value to all Zale stockholders. As such, the Board has unanimously approved the transaction with Signet.

We are taking this opportunity to set the record straight on the numerous inaccuracies and misrepresentations asserted by TIG Advisors, LLC (“TIG”) in its recent communications, which exemplify TIG’s approach to this investment as short-term opportunists who are clearly ignoring the risks they are imposing on Zale’s long-term stockholders.

X	TIG Assertion: The merger fails to provide fair value.

✓
The facts: The Board determined that the $21.00 cash per share consideration represents immediate and certain value for the Company’s stockholders, providing a compelling present value for achieving the EBITDA targets in the Company’s three-year business plan, while also eliminating the risk to Zale stockholders of failing to achieve those targets.

The Board’s assessment of the Company’s value on a standalone basis relative to $21.00 cash per share took into account the detailed analyses presented to the Board that included:

●	Comparable public companies analysis using the FY2016 EBITDA and EPS for both the three-year business plan and the alternative case, and not last twelve month numbers;
●	Discounted cash flow analysis for both the three-year business plan and the alternative case; and
●	Relevant precedent specialty retail acquisition transactions.

The Board also weighed the uncertainties associated with executing the continued turnaround of Zale in a difficult macroeconomic climate and highly competitive retail environment, among other factors.

In contrast to this robust valuation analysis, TIG simply applies the “Street Analyst’s” 9.1x EBITDA multiple of the day before the transaction announcement to the Company’s three-year business plan FY2016 EBITDA of $200 million. This valuation is flawed because, if the Company’s EBITDA margins normalize and EBITDA rises, the Company’s trading multiple would likely fall. It is illogical to apply a 9.1x multiple that reflects the current analyst expectation of the Company’s margin growth to the FY2016 EBITDA in the three-year business plan or the alternative case, each of which assumes a more normalized EBITDA margin. A more appropriate analysis would reflect the expectation that Zale would trade at a multiple similar to other mature mid-market specialty retailers with stable operating margins.

For these and other reasons outlined in the proxy statement filed with the SEC on May 1, 2014, the Board unanimously approved the transaction.

X
TIG Assertion: The three-year plan is not a “stretch” plan and the financial targets are “in fact realistically achievable.” Zale management and the Board created a “lower alternative case to justify the deal price”.

✓
The facts: Consistent with best practice for retail companies, the Company’s three-year business plan was designed to challenge management, including by more than doubling the EBITDA target from FY2014 to FY2016, and was aligned accordingly with the Company’s long-term incentive plan. Achieving the FY2016 plan would result in a maximum bonus payout (200%) under the long-term incentive plan.

TIG itself notes that management’s execution was “very effective” in FY2013, and points out three of the five executive officers achieved 95% of their target payout that fiscal year. In making this point, TIG has reinforced Zale’s view that a 95% level of performance is effective. Under the long-term incentive plan, if Zale achieves approximately $155 million of EBITDA in FY2016, management would earn a target payout of 75% to 125%.

Due to the stretch nature of the three-year business plan, the Board also considered a less aggressive alternative case which still reflected significant improvement in revenue growth and operating margins. Notably, achievement of the alternative case of $172 million of EBITDA in FY2016 would also result in an incentive payout in excess of 100% of target, reflecting the operational improvement required to achieve the alternative case.

Signet’s $21.00 cash per share offer price provides Zale stockholders with a compelling present value for achieving the EBITDA targets in the Company’s three-year business plan, and eliminates the risks to Zale stockholders of failing to achieve the three-year business plan or the alternative case.

X	TIG Assertion: Signet’s market capitalization upon announcement increased by $1.4 billion, and this increase is entirely attributed to the value unlocked by the transaction.

✓
The facts:  On the day of Zale transaction announcement, Signet’s stock price increased 18% or $1.2 billion in market capitalization.  Concurrent with the announcement of the acquisition of Zale, Signet also announced its intention to securitize certain of its receivables and increase leverage on its balance sheet – acts which certain investors had been pressing Signet to take.   Either securitizing receivables or leveraging Signet’s balance sheet could have been executed absent the Zale acquisition and had Signet used such proceeds to repurchase common stock, it could have resulted in material earnings accretion.

X
TIG Assertion: At the time of the announcement, the Company’s actual results exceeded the projections included in the three-year business plan and the offer price of $21.00 per share in cash is based on “stale financial forecasts”.

✓
The facts: Zale’s actual revenues for the first two quarters of FY2014 fell below the levels set forth in the initial three-year business plan. Accordingly, FY2014 revenue in the three-year business plan was revised down and this revised plan was what the Board considered in its evaluation. Contrary to being “stale”, the three-year business plan and the financial results that were reviewed by the Board and made available to its financial advisor when evaluating the $21.00 offer price represented the most up-to-date information available.

X	TIG Assertion: Zale’s stock price was “depressed as a result of Golden Gate’s stated intention to dispose of its interest in Zale” on October 3, 2013.

✓
The facts: On October 1, 2013, the day before a registration statement covering the sale of the shares underlying Golden Gate’s warrants was filed, Zale’s stock price closed at $15.51 per share. The following day, Zale’s stock closed at $14.64 per share but, one day later, the stock rebounded and closed at $15.75 per share. Zale’s stock also traded at a 5-year high between the time the registration statement was filed and the announcement of the transaction with Signet.

X
TIG Assertion: Signet will benefit from the Company’s initial strategic turnaround results, as opposed to the long-term stockholders who have waited for the underlying value of their shares to be unlocked.

✓
The facts: In the year prior to the announcement of the Signet transaction, Zale’s stock price increased from $4.84 per share on February 19, 2013 to $14.91 per share on February 18, 2014, representing a 3x return. Further, Signet’s $21.00 cash per share consideration represents an additional 41% premium over the closing price of the Company’s common stock on February 18, 2014, the day before the Signet transaction was announced.

As a result of the transaction, a stockholder of the Company who purchased its stock six months prior to the announcement of the transaction with Signet would now be receiving a nearly 2.5x return following the transaction, and a stockholder who purchased its stock one year prior to the announcement would now be receiving more than a 4x return.

TIG’s short-term strategy puts the recognition of these additional gains at risk for Zale’s long-term stockholders.

X
TIG Assertion: The Zale sale process was “replete with numerous conflicts of interest” relating to Golden Gate Capital’s involvement and representation on the Negotiation Committee, as well as the involvement of Bank of America.

✓
The facts: Being a significant stockholder does not create a conflict of interest. To the contrary, Golden Gate’s significant holdings in the Company align its interests in maximizing the equity value of Zale with the other stockholders of the Company, particularly those who have been long-term stockholders.

In addition, the involvement of a director nominated by Golden Gate on the Negotiation Committee did not create a conflict of interest. The Negotiation Committee did not have any independent authority in negotiating the transaction with Signet. It simply facilitated the deal process while operating within specific parameters that were set by the full Board, including pricing, which was determined by the full Board.

The Company’s strong and independent Board conducted a thorough review of BofA Merrill Lynch’s contacts with Signet and concluded that they did not impact the Board’s view that the transaction with Signet provides immediate, certain and compelling value for the Company’s stockholders.

X	TIG Assertion: The Merger Agreement with Signet did not contain a “customary ‘go-shop’” provision that could help maximize value for stockholders.

✓
The facts: Far from customary, “go-shop” provisions are rare in corporate-to-corporate M&A transactions. As part of its thorough and comprehensive review process, the Board considered other potential acquirers and determined that it was unlikely that any of them would make an offer to acquire the Company that would provide better value for Zale stockholders. The merger agreement with Signet also allows the Board to consider unsolicited alternative proposals that could create greater value for Zale stockholders.

In the three months since the Signet transaction was announced, no competing offers have been submitted and no other parties have expressed interest in acquiring Zale.

In closing, we believe it is important to reiterate the considerable merits of this transaction and to convey the Board’s unanimous view as to why we recommend that all Zale stockholders vote in favor of the Signet transaction:

●	Signet’s $21.00 cash per share price provides a substantial premium and immediate liquidity to Zale stockholders.

●	Zale’s strong and independent Board, with substantial retail and jewelry industry experience, unanimously approved the transaction with Signet.

●
The Signet transaction represents immediate and certain value for the Company’s stockholders, providing a compelling present value for achieving the EBITDA targets in the three-year business plan, while also eliminating the significant risk to Zale stockholders of failing to achieve those targets.

●	Since the transaction was announced on February 19, 2014, no other parties have expressed interest in acquiring Zale.

●	Importantly, there is risk of a material decline in the Company’s share price if the transaction does not close.

Sincerely, Terry Burman Chairman of the Zale Board of Directors

YOUR VOTE IS IMPORTANT - PLEASE VOTE FOR THE SIGNET TRANSACTION TODAY

Your vote is extremely important, no matter how many or how few shares you own. The affirmative vote of holders of a majority of Zale’s outstanding shares is required to approve the proposal to adopt the merger agreement. Failing to vote has the same effect as a vote against the proposal to adopt the merger agreement. Please take a moment to vote FOR the proposal to adopt the merger agreement today - by telephone, by Internet or by signing, dating and returning your proxy card.

For more information, please see Zale’s definitive proxy statement, which was filed with the SEC on May 1, 2014. Zale urges all stockholders to review the definitive proxy statement and other materials as they contain important detailed information about the merger agreement and the reasons why the Zale Board approved the merger agreement. Stockholders who have any questions or need assistance voting their shares should contact Zale’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 488-8095 or via email at zale@dfking.com.

About Zale

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,680 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

Safe Harbor for Forward-Looking Statements

Any statements in this communication about Zale’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts, including statements regarding the proposed acquisition of Zale by Signet (the “proposed transaction”) and the expected timetable for completing the proposed transaction that are not historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements, are the following: the parties’ ability to consummate the proposed transaction on the expected timetable or at all; the conditions to the completion of the proposed transaction, including the receipt of stockholder approval; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees of Zale may be difficult; Zale is subject to intense competition and increased competition is expected in the future; and general economic conditions that are less favorable than expected. Additional information and other factors are contained in Zale’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above and other risk factors, including general industry and economic conditions, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, based on information available to Zale as of the date hereof, and Zale disclaims any obligation to update any forward-looking statement to reflect events or circumstances after such date.

Use of Non-GAAP Financial Measures

This communication contains a non-GAAP measure as defined by SEC rules. This non-GAAP measure is EBITDA, which is defined as earnings before interest, income taxes and depreciation and amortization. We believe this measure could be useful in evaluating the merger. This non-GAAP measure should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net earnings (loss). The Company’s calculation of this non-GAAP measure may differ from others in its industry and is not necessarily comparable with similar titles used by other companies. Please refer to the appendix of the Company’s investor presentation, which is available on the Company’s website at www.zalecorp.com/merger and is an exhibit to the Current Report on Form 8-K filed with the SEC by the Company on May 13, 2014, for a reconciliation of this non-GAAP measure to the most comparable GAAP financial measure.

Zale Corporation
Roxane Barry, 1-972-580-4391
Director of Investor Relations

or

D.F. King & Co., Inc.
Kristian Klein, 1-212-232-2247

or

Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman, Kelly Sullivan or Eric Brielmann, 1-212-355-4449